Exhibit (c)(2)

CONFIDENTIAL Presentation to the Board of Directors Goldman, Sachs & Co. 21-Jul-2003

CONFIDENTIAL Recent Events Schering Plough 2Q pre-announcement #Summary judgment on U.S. generic ribavirin #IMS prescription data

CONFIDENTIAL Comparison of Assumptions for DCF Valuation Financial Case Metric (as of tender offer date) Revised Financial Case Global Hepatitis C Market Growth 4 — 8% per annum 4 — 8% per annum Ribavirin Generics Entry Beginning to mid-2004 Beginning of 4Q 2003 Viramidine Patents Solid Solid Probability of Success for RNA Compounds in Clinical Development ó Phase I – Hepavir B 20% 20% ó Phase II – Viramidine 35% — 50% 35% — 50% Discount Rates ó Development Pipeline 22.5% 22.5% ó Royalty Stream 12.5% 12.5% 2003 Estimated Ribavirin Royalty $259 million $185 — $220 million R&D Spend Minimum to develop current pipeline and $5 Minimum to develop current pipeline and $5 million million incremental until 2007 incremental until 2007 Operating Costs ó COGS #COGS: 20% of pipeline sales #COGS: Declining as % of pipeline sales over time (30% in 2007 and declining to 10% in 2015) ó SG&A #SG&A: Constant #SG&A: Declining as % of pipeline sales over time (20% in 2007 and declining to 10% in 2015) Source: ICN Management 3

CONFIDENTIAL Ribapharm Summary of Key Financials Financial Case ñ As of Board Presentation on 30-May-2003 ($ in millions, except per share data) 2007E 2001A 2002A 2003E 2004E 2005E 2006E w/o Pipeline w/ Pipeline Revenue144270259139132128122501 Revenue YoY growth88.2% (4.1)% (46.5)% (4.5)% (2.9)%(5.0)%290.1% COGS 0 0 0 0 0 0 0 81 R&D 25 47 56 50 47 42 19 19 SG&A 6 19 22 18 19 19 20 163 Total Operating Expenses31667968666139263
Operating Income11220418070676783238 Operating Margin78.3% 75.5%69.5% 50.7% 50.4% 52.4%68.1%47.5% D&A 2 3 4 4 5 77 7
EBITDA11520718474727490245 EBITDA Margin79.8% 76.5%70.9% 53.4% 54.1% 57.5%73.7%48.9% Net Income$ 72 $ 129$ 120$ 47$ 45$ 46$ 55$ 155 Net Income Margin50.1% 47.8%46.2% 33.9% 34.0% 35.6%45.1%31.0% EPS$ 0.48 $ 0.86$ 0.77 $ 0.28 $ 0.27 $ 0.27$ 0.33$ 0.92 Source: Historical per public filings and projections per ICN Management as of 27-May-2003 Note: Projections for RNA assumes 8% growth in patients treated for Hepatitis C, U.S. generic ribavirin entry in the beginning of 2004, and moderate R&D spend 4

CONFIDENTIAL Ribapharm Summary of Key Financials Revised Financial Case ñ As of Board Presentation in July-2003 ($ in millions, except per share data) Reflects impact of summary judgment on U.S. generic ribavirin, Schering Plough 2Q pre-announcement and revised operating expenses 2007E 2001A 2002A 2003E 2004E 2005E 2006E w/o Pipeline w/ Pipeline Revenue144270200131127124119458 Revenue YoY growth88.2% (26.0)% (34.3)% (3.6)% (1.9)%(4.0)%267.8% COGS 0 0 0 0 0 0 0 109 R&D 25 47 56 50 47 42 19 19 SG&A 6 19 22 18 19 19 20 92 Total Operating Expenses31667968666139220
Operating Income11220412163616380237 Operating Margin78.3% 75.5%60.5% 48.0% 48.2% 50.8%67.4%51.9% D&A 2 3 4 4 5 77 7 EBITDA11520712567667087244
EBITDA Margin79.8% 76.5%62.3% 50.9% 52.1% 56.1%73.1%53.4% Net Income$ 72 $ 129$ 68$ 42$ 41$ 43$ 54$ 154 Net Income Margin50.1% 47.8%33.9% 32.0% 32.4% 34.3%45.2%33.7% EPS$ 0.48 $ 0.86$ 0.52 $ 0.25 $ 0.24 $ 0.25$ 0.32$ 0.91 Source: Historical per public filings and projections per ICN Management as of 17-Jul-2003 Note: Projections for RNA assumes 8% growth in patients treated for Hepatitis C, U.S. generic ribavirin entry in the beginning of 4Q of 2003, and moderate R&D spend 5

CONFIDENTIAL Comparison of Discounted Cash Flow Valuations RNA Value per Share Financial Case Timing of Ribavirin Generics Entry (as of tender offer date) Revised Financial Case Current View – Generics enter $2.98 — $3.94 $2.72 — $4.19 beginning of 4Q of 2003 Current Base Case #2003E Royalty Income of $259 #2003E Royalty Income of $185 – million $220 million #Initial Operating Costs #Revised Operating Costs (see page 3) (see page 3) Sensitivity – Generics enter in mid-$3.25 — $4.23 $3.58 — $4.62 2004 #2003E Royalty Income of $270 #2003E Royalty Income of $270 #In ICN Management’s view, likely an invalid million million assumption based on recent Court ruling #Initial Operating Costs #Revised Operating Costs (see page 3) (see page 3) Source: Projections per ICN Management 6

CONFIDENTIAL Discounted Cash Flow Valuation Sensitivity Analysis — Revised Financial Case Values Reflect Assumptions Outlined on Page 3 and Financials on Page 5 2003 Royalty Implied Market Growth1 Projection2 Value/Share3 Premium
Offer Price $185mm $2.72 $3.11 $5.60 80%-106% 4% $200mm $2.85 $3.28 71%-96% $220mm $3.05 $3.53 59%-84% $185mm $3.19 $3.68 52%-76% 8% $200mm $3.35 $3.89 44%-67% $220mm $3.59 $4.1934%-56% Source: Projections per ICN Management
1Refers to 8% global market growth in patients treated for Hepatitis C estimated. 2Refers to 2003 ribavirin royalty. 3Range depends on probability of success for viramidine varying between 35% to 50%. Assumes 20% probability of success for Hepavir B and moderate R&D spend. 7

CONFIDENTIAL Summary of Valuation Analysis from Morgan Stanley As Filed in Schedule 14D-9 on 21-July-2003 Valuation Methodology Case Value per Share Base Case $5.59 — $7.94 DCF Sum-of-Parts Upside Case $7.43 — $11.50 Valuation Analysis Downside Case $2.46 — $2.85 Base Case $7.09 — $11.87 DCF Going-Concern Valuation Upside Case $10.71 — $17.60 Analysis Downside Case $1.32 — $1.60 20% – 40% Premium to Stock $6.10 — $7.11 Precedent Premiums Paid Price on May 301 1RNA stock price of $5.08. 8

CONFIDENTIAL

Goldman Sachs

Review of Selected Assumptions used in RNA's / Morgan Stanley's Valuation Analysis

As Filed in Schedule 14D-9 on 21-July-2003

Valuation Methodology	Key Assumptions	ICN Management Comments
DCF: Sum-of-the-Parts Valuation Analysis	■ Probability of success for compounds in clinical development — Viramidine: 30.2% - 45% — Hepavir B: 21.5% ■ Discount Rates: 15% - 18% ■ Terminal Value: 3.0x 2016 sales of Viramidine and Hepavir B ■ No value attributed to pre-clinical and early stage efforts pipeline	■ A bifurcated DCF approach is a more appropriate valuation method (see page 3). In addition, a 15% - 18% discount rate range is too low given the execution risk inherent at RNA as a standalone entity ■ 3.0x 2016 sales for terminal value is too high given the declining growth dynamics of Viramidine and Hepavir B in 2016
DCF: Going Concern Valuation Analysis	■ No probability weighting ■ Discount Rates: 27% - 33% ■ Terminal Value: 18x - 22x on 2013 earnings ■ Incremental operating and R&D expenses for development and commercialization of "as-of-yet unidentified products"	■ Without probability weighting, a 27% - 33% discount rate range is too low given the execution risk inherent at RNA as a standalone entity ■ An 18x – 22x multiple of 2013 earning is too high given the lack of clear evidence of new product candidates and the resulting decline in RNA's earnings in 2013 and beyond

Comment: Based on RNA's reference to Morgan Stanley research report in their 14D-9, ICN Management believes that RNA is using a Hepatitis C market growth rate significantly in excess of that assumed by ICN -- a rate which, in ICN Management's point of view is unjustified.

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